                                                                    EXHIBIT 99.1










                  L&I PARTNERS, L.P.

                  FINANCIAL STATEMENTS
                  AS OF DECEMBER 31, 1998 AND 1997
                  TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS








To the General Partners of L&I Partners, L.P.:

We have audited the accompanying balance sheets of L&I Partners, L.P. (a Delaware limited partnership in the development stage), as of December 31, 1998 and 1997, and the related statements of operations, partners' capital and cash flows for the year ended December 31, 1998, and for the period from inception (May 2, 1997) through December 31, 1997, and for the cumulative period from inception (May 2, 1997) through December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of L&I Partners, L.P., as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998, and for the period from inception through December 31, 1997, and for the cumulative period from inception through December 31, 1998, in conformity with generally accepted accounting principles.




San Antonio, Texas
January 29, 1999

                               L&I PARTNERS, L.P.

                          (A Development Stage Company)


                                 BALANCE SHEETS

                                 (In Thousands)


                                                                                     December 31
                                                                                  -------------------
                                                                                    1998       1997
                                                                                  --------   --------
                                              ASSETS
CASH AND CASH EQUIVALENTS                                                         $     60   $    353

PREPAID EXPENSES                                                                         4         --
                                                                                  --------   --------
                             Total assets                                         $     64   $    353
                                                                                  ========   ========

                                 LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
   Accounts payable to related parties                                            $    737   $  1,202
   Accrued subcontractor costs                                                          --      3,210
                                                                                  --------   --------
                             Total liabilities                                         737      4,412
                                                                                  --------   --------

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
   Limited partners' capital                                                          (666)    (4,006)
   General partner's capital                                                            (7)       (40)
   Receivable from general partner                                                      --        (13)
                                                                                  --------   --------
                             Total partners' capital                                  (673)    (4,059)
                                                                                  --------   --------

                             Total liabilities and partners' capital              $     64   $    353
                                                                                  ========   ========




   The accompanying notes are an integral part of these financial statements.

                               L&I PARTNERS, L.P.

                          (A Development Stage Company)


                            STATEMENTS OF OPERATIONS

                                 (In Thousands)


                                                                                                          Cumulative
                                                                                                            From
                                                                                         Inception        Inception
                                                                       Year Ended         Through           Through
                                                                      December 31,      December 31,      December 31,
                                                                          1998             1997             1998
                                                                       -----------      -----------       -----------
REVENUE                                                                $        --      $        --       $        --
                                                                       -----------      -----------       -----------
OPERATING EXPENSES:
   General and administrative                                                  154               --               154
   Costs of contract research services performed by related
     parties                                                                 4,875            1,202             6,077
   Subcontractor costs                                                       2,755            5,520             8,275
                                                                       -----------      -----------       -----------
                   Total operating expenses                                  7,784            6,722            14,506
                                                                       -----------      -----------       -----------
OPERATING LOSS                                                              (7,784)          (6,722)          (14,506)
                                                                       -----------      -----------       -----------
INTEREST INCOME                                                                 68                6                74
                                                                       -----------      -----------       -----------
NET LOSS                                                               $    (7,716)     $    (6,716)      $   (14,432)
                                                                       ===========      ===========       ===========



   The accompanying notes are an integral part of these financial statements.

                               L&I PARTNERS, L.P.

                          (A Development Stage Company)


                         STATEMENTS OF PARTNERS' CAPITAL

                                 (In Thousands)



                                                                                      Limited      General
                                                                                     Partners'    Partner's
                                                                                      Capital      Capital      Total
                                                                                     ---------    ---------    ---------
BALANCE, inception, May 2, 1997                                                      $      --    $      --    $      --
   Contributions                                                                         2,643           27        2,670
   Receivable from general partner                                                          --          (13)         (13)
   Net loss                                                                             (6,649)         (67)      (6,716)
                                                                                     ---------    ---------    ---------

BALANCE, December 31, 1997                                                              (4,006)         (53)      (4,059)
   Contributions                                                                        10,979         123        11,102
   Net loss                                                                             (7,639)        (77)       (7,716)
                                                                                     ---------    ---------    ---------

BALANCE, December 31, 1998                                                           $    (666)   $      (7)   $    (673)
                                                                                     =========    =========    =========



   The accompanying notes are an integral part of these financial statements.

                               L&I PARTNERS, L.P.

                          (A Development Stage Company)


                            STATEMENTS OF CASH FLOWS

                                 (In Thousands)



                                                                                                  Cumulative
                                                                                                    From
                                                                                    Inception     Inception
                                                                     Year Ended      Through       Through
                                                                     December 31,  December 31,   December 31,
                                                                         1998          1997          1998
                                                                       --------      --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                            $ (7,716)     $ (6,716)     $(14,432)
   Adjustments to reconcile net loss to net cash used in operating activities-
       Increase in assets-
         Prepaid expenses                                                    (4)         --              (4)
       Increase (decrease) in liabilities-
         Accounts payable to related parties                              3,925         1,202         5,127
         Accrued subcontractor costs                                     (3,210)        3,210          --
                                                                       --------      --------      --------

           Net cash used in operating activities                         (7,005)       (2,304)       (9,309)
                                                                       --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Capital contributions                                                  6,712         2,657         9,369
                                                                       --------      --------      --------

           Net cash provided by financing activities                      6,712         2,657         9,369
                                                                       --------      --------      --------

NET INCREASE (DECREASE)  IN CASH AND CASH EQUIVALENTS
                                                                           (293)          353            60

CASH AND CASH EQUIVALENTS, beginning of period                              353          --            --
                                                                       --------      --------      --------

CASH AND CASH EQUIVALENTS, end of period                               $     60      $    353      $     60
                                                                       ========      ========      ========


SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
     Capital contributions of accounts payable to related
       parties                                                         $  4,390      $   --        $  4,390
                                                                       ========      ========      ========



   The accompanying notes are an integral part of these financial statements.

                               L&I PARTNERS, L.P.

                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

                             (Amounts in Thousands)



 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Organization and Control

L&I Partners, L.P. (L&I), was founded in May 1997 as a joint venture between Ilex Oncology, Inc. (Ilex), and Leukosite, Inc. (Leukosite). L&I was formed to develop and commercialize a monoclonal antibody (Campath 1-H) initially for the treatment of chronic lymphocytic leukemia, pursuant to an agreement of limited partnership and a license agreement between Leukosite, Ilex and L&I. The development and commercialization activities of L&I are jointly managed by Leukosite and Ilex who will generally share equally in profits and losses. The joint venture expires in 2017, but provides for either partner to purchase the other partner's ownership interest in the joint venture in the event of an unresolved deadlock (relating to the activities of the partnership) after the earlier of a change in control (as defined therein) of the other party or October 31, 2000. In addition, in the event that one party is unable or unwilling to fulfill its funding obligations to the joint venture, then in certain circumstances, the party that funds the joint venture shall gain control of the management of the joint venture, subject to certain catch-up rights of the other party.

L&I is in the development stage and has not yet generated operating revenues nor is there any assurance of future revenues. Since inception, L&I has received significant support from Leukosite and Ilex. Although its affiliation with Leukosite and Ilex puts it in a preferred position to develop and commercialize a product, L&I continues to be subject to the risks and challenges associated with other companies in a comparable stage of development including the ability to obtain adequate financing to fund operations and development, dependence on key individuals and entities, competition from larger companies and successful marketing of its products. Accordingly, L&I's future success is uncertain.

During the period from inception (May 2, 1997) through December 31, 1998, L&I incurred a net loss of approximately $14.5 million and, at December 31, 1998, had a negative working capital of approximately $.7 million and negative partners' capital of approximately $.7 million. The ability of L&I to continue as a going concern is dependent upon the ongoing support of its partners. The general and limited partners have committed to making additional capital contributions in order to fund the obligations and operations of L&I through December 31, 1999.

Under the partnership structure, Ilex and Leukosite each hold a 49.5 percent limited partner interest and L&I LLC holds a 1 percent general partner interest in L&I. Ilex and Leukosite each hold a 50 percent interest in L&I LLC.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles and are not the basis for reporting taxable income to the partners. The financial statements include the accounts of L&I only.

Estimates in Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Statement of Cash Flows

L&I considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Income Taxes

Income and deductions of L&I for federal income tax purposes are includible in the tax returns of the individual partners. Accordingly, no recognition has been given to federal income taxes in the accompanying financial statements of L&I.

Price Risk Management Activities

L&I may enter into exchange traded futures and options contracts, forward contracts, swaps and other financial instruments with third parties to hedge foreign currency commitments. As of December 31, 1998, L&I had not entered into any such agreements.

Allocation of Net Income (Loss) and Cash Distributions

Net income (loss) is allocated to partners based on their effective ownership interest in the operating results of L&I. L&I is not required to and has not made any cash distributions.

2. RELATED-PARTY TRANSACTIONS:

L&I utilizes services extensively from both its limited partners. These services include contract research, development, scientific expertise, business development services and general management. The limited partners also provide certain general management services free of charge to L&I, however, the fair value of such services is immaterial to the results of operations of L&I for the period from inception (May 2, 1997) through December 31, 1998. During the year ended December 31, 1998 and for the period from May 2, 1997, through December 31, 1997, and for the cumulative period from inception through December 31, 1998, L&I incurred the following related-party expenses for contract research services (in thousands):


                                   Cumulative From
                                  Inception Through
                                    December 31,
                1998       1997        1998
              ------     ------     ----------
ILEX          $3,615     $  952     $    4,567
Leukosite      1,260        250          1,510
              ------     ------     ----------

              $4,875     $1,202     $    6,077
              ======     ======     ==========

Of the expenses incurred, $4,390 were settled by contributions from ILEX and Leukosite, and $950 were paid to ILEX by L&I in cash.

At December 31, 1998, L&I had outstanding payables to ILEX and Leukosite related to these services that are presented as accounts payable to related parties in the accompanying financial statements.

3.  LICENSING AGREEMENTS:

L&I has sublicensed the rights to Campath 1-H from Leukosite. The licensing agreement grants L&I the right to develop and market the product and to license the rights to the compound to other third parties. Under terms of the agreement, L&I is required to pay certain fees and royalties to Leukosite as defined in the agreement. No such payments were required for the period from inception through December 31, 1998.